EXHIBIT 99.1

JoS. A. Bank Clothiers Reports Results for Third Quarter of Fiscal Year 2013

Q3 Adjusted EPS Increases 9%, at Top End of Pre-Announced Range

November Sales Increased in All Channels

HAMPSTEAD, Md., Dec. 5, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces that adjusted earnings per diluted share were $0.51 for the third quarter of fiscal 2013, excluding approximately $1.2 million of legal and professional expenses incurred in connection with the Company's acquisition proposal for The Men's Wearhouse, Inc. The third quarter results represent a 9% increase compared to diluted earnings of $0.47 per share for the third quarter of fiscal year 2012 and are at the top end of the projected EPS range previously announced by the Company. GAAP earnings for the third quarter of fiscal year 2013 were $0.49 per diluted share (including the $1.2 million of legal and professional expenses), also at the top end of the previously announced range. GAAP net income for the third quarter of fiscal year 2013 was $13.6 million as compared to net income of $13.3 million for the third quarter of fiscal year 2012.

Total sales for the third quarter of fiscal year 2013 increased 6.3% to $247.5 million from $232.9 million in the third quarter of fiscal year 2012. Comparable store sales decreased 0.1% and Direct Marketing sales increased 23.5% in the third quarter of 2013 as compared to the third quarter of 2012. Combined comparable store and Internet sales for the third quarter of fiscal year 2013 increased 2.4% when compared to the third quarter of fiscal year 2012.

R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. stated: "Our performance in the third quarter is a strong indication that we are taking the right actions to improve both our top and bottom lines. In particular, the customer is responding well to the changes we are making in the promotional side of our business and our non-promotional business continues to grow strongly. This was evident in our improving sales trend, both in stores and online, as well as in our marketing efficiency and the 40 basis point increase in our gross profit margin rate in the third quarter, which represents our second consecutive quarterly increase."

Mr. Black continued, "For the start of the fourth quarter our total sales, comparable store sales and Direct sales all increased during the fiscal month of November 2013 as compared to the same period of 2012. That said, we recognize that the pivotal month of December is still ahead of us and, across our organization, we are highly focused on continuing to improve our sales trend. Taken together, we are pleased that our strategies are resonating with our customers and we look forward to taking advantage of the opportunities to grow both our stores and online businesses and delivering improved results in the future."

Comparing the first nine months of fiscal year 2013 to the first nine months of fiscal year 2012, GAAP diluted earnings were $1.28 per share as compared to $1.83 per share and net income was $36.0 million as compared to $51.3 million. Total sales for the first nine months of fiscal year 2013 decreased 2.7% to $676.1 million from $694.5 million for the first nine months of fiscal year 2012, while comparable store sales decreased 8.5% and Direct Marketing sales increased 10.5%. Combined comparable store and Internet sales for the first nine months of fiscal year 2013 decreased 6.4% when compared to the first nine months of fiscal year 2012.

The third quarter of fiscal year 2013 ended November 2, 2013; the third quarter of fiscal year 2012 ended October 27, 2012.

This press release includes a non-GAAP measure of diluted earnings per share because we believe that presentation of adjusted earnings per diluted share provides useful information to investors as it is more indicative of the Company's operations.

A conference call to discuss third quarter results (including a live question and answer session) will be held Thursday, December 5, 2013, at 11:00 a.m. Eastern Time (ET). To join in the call, please dial (USA) 800-230-1059 or (International) 612-234-9960 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on December 5, 2013, until December 12, 2013, at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 308076. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with domestic and international economic activity and inflation, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton) and other production inputs (such as labor costs), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" and/or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended February 2, 2013 and our Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 27, 2012	November 2, 2013	October 27, 2012	November 2, 2013
	(In thousands, except per share information)		(In thousands, except per share information)
Net sales	$ 232,851	$ 247,468	$ 694,548	$ 676,052
Cost of goods sold	100,205	105,360	281,255	277,394
Gross profit	132,646	142,108	413,293	398,658
Operating expenses:
Sales and marketing, including occupancy costs	94,354	101,273	276,306	286,599
General and administrative	17,124	19,277	54,295	54,420
Total operating expenses	111,478	120,550	330,601	341,019
Operating income	21,168	21,558	82,692	57,639
Other income (expense):
Interest income	117	69	286	335
Interest expense	(4)	(5)	(21)	(14)
Total other income (expense)	113	64	265	321
Income before provision for income taxes	21,281	21,622	82,957	57,960
Provision for income taxes	7,976	8,006	31,662	22,007
Net income	$ 13,305	$ 13,616	$ 51,295	$ 35,953
Per share information:
Earnings per share:
Basic	$ 0.48	$ 0.49	$ 1.84	$ 1.29
Diluted	$ 0.47	$ 0.49	$ 1.83	$ 1.28
Weighted average shares outstanding:
Basic	27,933	27,988	27,883	27,978
Diluted	28,017	28,054	28,005	28,050

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three and nine months ended October 27, 2012 and November 2, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 2, 2013, which was filed with the Securities and Exchange Commission on December 5, 2013.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	February 2, 2013	November 2, 2013
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 71,288	$ 85,023
Short-term investments	305,833	254,922
Accounts receivable, net	10,644	17,238
Inventories:
Finished goods	317,635	358,569
Raw materials	12,867	10,056
Total inventories	330,502	368,625
Prepaid expenses and other current assets	23,922	26,069
Total current assets	742,189	751,877
NONCURRENT ASSETS:
Property, plant and equipment, net	152,360	155,403
Other noncurrent assets	298	301
Total assets	$ 894,847	$ 907,581
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 53,782	$ 40,572
Accrued expenses	104,639	97,035
Deferred tax liability — current	11,928	11,848
Total current liabilities	170,349	149,455
NONCURRENT LIABILITIES:
Deferred rent	45,531	43,178
Deferred tax liability — noncurrent	9,791	9,189
Other noncurrent liabilities	1,613	1,514
Total liabilities	227,284	203,336
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred Stock	—	—
Common stock	279	279
Additional paid-in capital	94,757	95,487
Retained earnings	572,718	608,670
Accumulated other comprehensive income (loss)	(191)	(191)
Total stockholders' equity	667,563	704,245
Total liabilities and stockholders' equity	$ 894,847	$ 907,581

Note: The foregoing unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of February 2, 2013 and as of November 2, 2013) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 2, 2013 and the Annual Report on Form 10-K for the fiscal year ended February 2, 2013, which were filed with the Securities and Exchange Commission on December 5, 2013 and April 3, 2013, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 27, 2012	November 2, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$ 51,295	$ 35,953
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	20,910	22,132
Loss on disposals of property, plant and equipment	207	201
Non-cash equity compensation	1,688	1,260
Increase (decrease) in deferred taxes	(915)	(682)
Net (increase) in operating working capital and other components	(102,821)	(73,391)
Net cash (used in) operating activities	(29,636)	(14,527)
Cash flows from investing activities:
Capital expenditures	(22,423)	(22,118)
Proceeds from maturities of short-term investments	352,522	430,767
Payments to acquire short-term investments	(358,755)	(379,856)
Net cash provided by investing activities	(28,656)	28,793
Cash flows from financing activities:
Income tax benefit (detriment) from equity compensation plans	72	(40)
Net proceeds from issuance of common stock	556	—
Tax payments related to equity compensation plans	(634)	(491)
Net cash (used in) financing activities	(6)	(531)
Net (decrease) in cash and cash equivalents	(58,298)	13,735
Cash and cash equivalents — beginning of period	87,230	71,288
Cash and cash equivalents — end of period	$ 28,932	$ 85,023

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the nine months ended October 27, 2012 and November 2, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended November 2, 2013, which was filed with the Securities and Exchange Commission on December 5, 2013.
CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         (http://phx.corporate-ir.net/phoenix.zhtml?c=
         113815&p=irol-inforeq),
         or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com